Exhibit 99.1

Black Ridge Oil & Gas Closes $125 Million Financing

$50 Million Senior Secured Revolving Credit Facility and $75 Million Subordinated Senior Secured Term Loan. Initial Available Capital Doubles to $32 Million

MINNETONKA, MN August 8, 2013 – Black Ridge Oil & Gas, Inc. (“Black Ridge” or the “Company”) (OTCQB: ANFC), an exploration and production company focused on non-operated Bakken and Three Forks properties, today announced that it entered into a $50 million first lien revolving credit facility (the “Senior Credit Facility”) with Cadence Bank, N.A. (“Cadence”) and a $75 million second lien term loan facility (the “Subordinated Credit Facility”) with Chambers Energy Management, LP (“Chambers”).

The Senior Credit Facility has an initial availability of $7 million, which was established based on the Company’s year-end 2012 proved reserves. This borrowing base is subject to periodic redeterminations based on changes to the Company’s reserve base. The Senior Credit Facility will mature August 8, 2016.

The Subordinated Credit Facility has a maximum aggregate principal amount of $75 million and has an initial availability of $25 million. The Company expects the availability to increase as it continues to acquire and develop new, high value leaseholds in the heart of the Bakken and Three Forks development fairway. The Subordinated Credit Facility will mature on June 30, 2017. KeyBanc Capital Markets Inc. served as the Company’s financial advisor in connection with the Subordinated Credit Facility.

Uses of Proceeds

Black Ridge intends to use these two new facilities to accelerate the growth of the Company’s footprint in the Bakken and Three Forks trends through potential working interest and/or leasehold purchases, development of wells on the company’s existing leases, and retiring the existing credit facility with Dougherty Funding LLC (“Dougherty”). At June 30, 2013, the principal amount outstanding on the Dougherty loan was $7.9 million and the total availability was $16.5 million.

Ken DeCubellis, Black Ridge’s CEO, said, “This transaction represents a significant milestone for the Company. It immediately doubles our available capital to $32 million from $16.5 million, and the two facilities provide a clear pathway to additional liquidity as the company develops new wells, increases proved reserves, and continues to make high return investments in the Bakken and Three Forks fairway. We believe closing this financing with Cadence and Chambers is a clear validation of the strength of our Company’s platform, our strategy, and management’s ability to execute. We appreciate the support and partnership that Dougherty has provided and we look forward to our new relationships with Cadence and Chambers.”

The Form 8-K with the copies of the Senior and Subordinated Credit Agreements will be filed with the Securities and Exchange Commission and will be available at http://www.blackridge.com under “SEC Filings” on the “Investor” tab.

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Cautionary Statement as to Forward-Looking Statements

Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other "forward-looking statements" within the meaning of the federal securities laws. Any such projections or statements reflect Black Ridge Oil & Gas current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, general economic or industry conditions nationally and/or in the communities in which our Company conducts business, performance of wells, drilling and completion costs, volatility in commodity prices for crude oil and natural gas, environmental risks, legislation or regulatory requirements, financial or political instability, acts of war or terrorism, increases in operator costs, the Company’s ability to identify and acquire additional leaseholds, other economic, competitive, governmental, regulatory and technical factors affecting our Company's operations, products, services and prices and other risks inherent in the Company's businesses that are detailed in the Company's Securities and Exchange Commission ("SEC") filings. Readers are encouraged to review these risks in the Company's SEC filings.

About the Company

Black Ridge Oil & Gas is an oil and gas exploration and production company based in Minnetonka, Minnesota. Black Ridge's focus is exclusive to the Williston Basin Bakken and Three Forks trend in North Dakota and Montana. For additional information, visit the Company's website at www.blackridgeoil.com.

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Contact

Black Ridge Oil & Gas, Inc.

Ken DeCubellis, Chief Executive Officer

952-426-1241

www.blackridgeoil.com

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